Exhibit 24.1
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints each of Stephen M. Ksenak and William J. White, as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the Securities and Exchange Commission and any and all amendments thereto, and any and all instruments and documents filed as a part of or in connection with said Form 10-K or amendments thereto, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent shall do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ JEFFREY S. STEIN	Chairman of the Board and Director	February 28, 2018
Jeffrey S. Stein

/S/ CLAUDE LeBLANC	President, Chief Executive Officer and Director	February 28, 2018
Claude LeBlanc	(Principal Executive Officer)

/S/ DAVID TRICK	Executive Vice President and Chief Financial Officer	February 28, 2018
David Trick	(Principal Financial Officer)

/S/ ROBERT B. EISMAN	Senior Managing Director and Chief Accounting Officer	February 28, 2018
Robert B. Eisman	(Principal Accounting Officer)

/S/ ALEXANDER D. GREENE	Director	February 28, 2018
Alexander D. Greene

/S/ IAN D. HAFT	Director	February 28, 2018
Ian D. Haft

/S/ DAVID L. HERZOG	Director	February 28, 2018
David L. Herzog

/S/ C. JAMES PRIEUR	Director	February 28, 2018
C. James Prieur